Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3, (No. 333-187925) and Form S-8, (No. 333-181165) of Preferred Apartment Communities, Inc., of our report dated July 12, 2013 relating to the statement of revenue and certain operating expenses of Trail Creek Apartments II, which appears in the Current Report on Form 8‑K/A of Preferred Apartment Communities, Inc., dated July 12, 2013.
/s/ PricewaterhouseCoopers LLP
Atlanta, GA
July 12, 2013